Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 11, 2017, with respect to the consolidated financial statements of NCP-ATK Holdings, Inc. and Subsidiaries (dba Atkins Nutritionals) included in Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-217244) of The Simply Good Foods Company and the related Proxy Statement/Prospectus of Conyers Park Acquisition Corp. for the registration of common stock and warrants to purchase shares of common stock of The Simply Good Foods Company.

/s/ Ernst & Young LLP

Denver, Colorado

May 15, 2017